Exhibit 99.1

NEWS Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contacts:	Edward C. Milligan Chairman & CEO Main Street Banks (770) 422-2888	Samuel B. Hay III President & COO Main Street Banks (770) 385-2424

MAIN STREET BANKS ANNOUNCES PROPOSED OFFERING OF STOCK

ATLANTA- November 29, 2004 — Main Street Banks, Inc. (Nasdaq:MSBK), the largest community banking company in the Atlanta area, announced today that it has filed a prospectus supplement with the Securities and Exchange Commission for a proposed offering of 1,500,000 shares of its common stock plus up to 225,000 additional shares pursuant to a 30-day over-allotment option to the underwriters, Raymond James & Associates, Inc. and SunTrust Robinson Humphrey. The offering is being made pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission.

The common stock offering may be made only by means of a prospectus and related prospectus supplement. When available, copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716.

Main Street Banks’ common stock is traded on the NASDAQ National Market System under the symbol “MSBK.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 22 banking centers located in eighteen of Georgia’s fastest growing communities. Main Street Banks is the largest community banking organization in the Atlanta metropolitan area.

Forward-Looking Statements

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. Such statements include expectations as to the completion, size and timing of the offering. A number of risks and uncertainties could cause actual events to differ from Main Street Banks’ expectations indicated by these forward-looking statements. These risks include successful completion of the offering and other risks addressed in Main Street Banks’ filings with the Securities and Exchange Commission. Main Street Banks undertakes no obligation to update these statements following the date of this press release. In addition, Main Street Banks, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of Main Street Banks’ senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by Main Street Banks with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of Main Street Banks or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.